Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK REIT ISSUES A REQUEST FOR PROPOSALS

FOR THE MANAGEMENT CONTRACT TO OPERATE THE COMPANY

NEW YORK, NY, September 7, 2016 – New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT) today announced that the Company’s Board of Directors (the “Board”) will be issuing a Request For Proposals (“RFP”) for all interested, qualified parties to serve as the external manager for New York REIT. The existing management contract between the Company and New York Recovery Advisors, LLC (which is managed by AR Global Investments, LLC; collectively referred to as “ARC” herein) is terminable by the Company on December 26, 2016 on 60 days prior written notice. The Company expects that any new management contract would take effect December 27, 2016. Under the terms of the existing contract with ARC, there is no termination payment or fees due to ARC upon termination of the contract in accordance with its existing terms.

Randolph C. Read, Chairman of the Board, commented: “In issuing the RFP for the management contract of NYRT, the Board is demonstrating its commitment to maximize the net distributable proceeds from the proposed Plan of Liquidation. Our Board is singularly focused on executing the plan in the most efficient and cost effective manner possible. The Board believes that putting the management contract out to bid, for all interested, qualified parties will help produce the most competitive terms from qualified providers for these services.”

Debevoise & Plimpton LLP, special counsel to the independent directors of the Board, will be assisting the independent directors of the Board in the RFP process. Interested qualified parties in the management contract are requested to contact Debevoise at the contact listed below.

About NYRT
NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements
The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the Company’s ability to complete asset sales, refinance its credit facility on favorable terms, if at all, and realize the results of its plan of liquidation; the timing of and the amount of proceeds of asset sales; and other factors, many of which are beyond NYRT's control, including other factors included in NYRT's reports filed with the SEC, particularly in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of NYRT's latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on February 26, 2016, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 9, 2016, and the Current Report on Form 8-K dated September 7, 2016, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jkeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449

Debevoise & Plimpton LLP Attn: William Regner 919 Third Avenue New York, NY 10022 (212) 909-6000